EXHIBIT 10.9

January 18th, 2013

John Onopchenko

Re: Offer of Employment
Dear John,
On behalf of Volcano, we are pleased to offer you the position of Executive Vice President, Strategy, Business Development & Integrations. We are excited about the talent, skills and abilities you will bring to our team.
Subject to the approval of the 162(m) Committee of the Board, the specifics of this offer are as follows:
START DATE: April 1st, 2013. Until April 1st, 2013, you will continue in your current capacity as a Board Member for Volcano; however, you will resign as a member of the Compensation and 162(m) Committees of the Board upon execution of this letter.
LOCATION: This position will be based in our San Diego, California office.
REPORTING: You will report to Scott Huennekens, President and CEO.
SALARY: Your annualized salary will be $344,000.00 paid biweekly at the rate of $13,230.77 per pay period, less payroll deductions and all required withholdings.
SIGNING BONUS: On the first regular payroll pay date following your actual start date, we will pay you a signing bonus equal to $100,000, less payroll deductions and all required withholdings.
RELOCATION: You are eligible to receive reimbursement for your actual relocation expenses incurred, up to a maximum of $175,000.00, reimbursable upon receipt, in accordance with the enclosed relocation agreement.
SHORT-TERM INCENTIVE: Beginning in 2013, you will be eligible to participate in our annual short-term incentive bonus plan with a target bonus of 40% and actual payout range of 0-80% based on individual and company performance.
LONG-TERM INCENTIVE: Beginning in 2013, you will be eligible to participate in our annual long-term incentive equity award program in accordance with the terms and conditions of the Volcano Corporation Amended & Restated Equity Compensation Plan (the “Plan”). Your current target value for such annual grant is $509,058.00 subject to the terms and conditions of the Plan and individual and company performance.
NEW-HIRE EQUITY AWARD: In addition, at our first Board of Directors Meeting following the commencement of your employment, we will recommend that the Section 162 (m) Committee of our Board of Directors, grants you stock options having a value under the Plan equal to $350,000.00. The actual number of shares of common stock will be determined by the closing trading price on the date of the grant. Details on the stock grant, vesting schedule, option price and exercise of options will be contained in a stock option agreement that will be provided to you following the first meeting of the Stock Option Committee after your start date with Volcano.
CHANGE OF CONTROL SEVERANCE BENEFITS: If on or within 12 months following the closing of a Change in Control (as defined in the Plan), (a) the Company or a successor corporation terminates your employment without Cause and other than as a result of death or disability, or (b) you resign for Good Reason, and provided such termination constitutes a “separation from service” (as defined under Treasury Regulation Section 1.409A-1(h)) (a Separation from Service), then subject to your obligations below, you will be entitled to receive these Change in Control Severance Benefits:

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a cash lump-sum payment in an amount equal to 12 months of your annual base salary, if the termination occurs on or before the first anniversary of your hire date; or 6 months of your annual base salary, if the termination occurs at any time thereafter. For purposes of this paragraph, “annual base salary” will be equal to the rate in effect on the effective date of the termination, ignoring any decrease that forms the basis for Good Reason, payable on the 60th day following your Separation from Service;

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if you timely elect continued coverage under COBRA for yourself and your covered dependents under the Company’s group health plans, then the Company will pay (or if such payment may reasonably result in material penalties on the Company, provide you a taxable payment, on the first day of each month of coverage, equal to the cost of) the COBRA premiums necessary to continue your health insurance coverage until the earliest of (i) the close of the 12-month period following the termination of employment if the termination occurs on or before the first anniversary of your hire date; or a 6-month period following the termination date if the termination occurs thereafter, (ii) the expiration of your eligibility for the continuation coverage under COBRA, and (iii) the date when you become eligible for substantially equivalent health insurance coverage in connection with new employment or self-employment; and

•	full acceleration of the time-based vesting of all of your then-outstanding compensatory stock grants as of the date of termination.
These Change in Control Severance Benefits are conditional upon (a) your continuing to comply with your obligations under the Proprietary Information and Inventions Agreement following the termination date; and (b) your delivering to the Company an effective, general release of claims in favor of the Company in a form acceptable to the Company within 60 days following your Separation from Service.
“Cause” means your: (i) conviction by a court of competent jurisdiction of, or entry of a plea of nolo contendre to, any felony or a crime involving moral turpitude; (ii) knowing failure or refusal to follow reasonable instructions of the CEO or the Board or reasonable policies, standards and regulations of the Company or its affiliates; (iii) failure or refusal to faithfully and diligently perform the usual, customary duties of your employment with the Company or its affiliates; (iv) unprofessional, unethical, immoral or fraudulent conduct; (v) conduct that materially discredits the Company or any affiliate or is materially detrimental to the reputation, character and standing of the Company or any affiliate or (vi) material breach of your Proprietary Information and Inventions Agreement. An event described in (ii) through (vi) above will not be treated as “Cause” until after you have been given written notice of such event, failure or conduct and you fail to cure such event, failure, conduct or breach, if curable, within thirty (30) days after such written notice.

“Good Reason” for resignation from employment with the Company and any successor entity will exist if any of the following actions are taken by the Company or any successor entity without your prior written consent thereto: (i) a material adverse change in the character or scope of your duties, responsibilities, reporting structure or authority; (ii) a material adverse reduction in your annual base salary; (iii) the Company’s relocation of your primary work location to a location that increases your one way commute by more than fifty (50) miles; or (iv) the material failure of the Company or any successor entity to perform its obligations under this offer letter; provided, however, that in order to resign for Good Reason, you must (1) provide written notice to the Company’s CEO within 30 days after the first occurrence of the event giving rise to Good Reason setting forth the basis for the resignation, (2) allow the Company (or any successor, as applicable) at least 30 days from receipt of such written notice to cure such event, and (3) if such event is not reasonably cured within such period, your resignation from all positions you then hold with the Company and any successor entity is effective not later than 90 days after the expiration of the cure period.
SECTION 409A: It is intended that all of the severance benefits and other payments payable under this offer letter satisfy, to the greatest extent possible, the exemptions from the application of Internal Revenue Code Section 409A provided under Treasury Regulations 1.409A‑1(b)(4), 1.409A‑1(b)(5) and 1.409A‑1(b)(9), and this offer letter will be construed to the greatest extent possible as consistent with those provisions. For purposes of Section 409A (including, without limitation, for purposes of Treasury Regulation Section 1.409A‑2(b)(2)(iii)), your right to receive any installment payments under this Agreement (whether severance payments, reimbursements or otherwise) will be treated as a right to receive a series of separate payments and, accordingly, each installment payment hereunder will at all times be considered a separate and distinct payment. However, if you are deemed by the Company at the time of the Separation from Service to be a “specified employee” for purposes of Section 409A(a)(2)(B)(i), and if any of the payments upon Separation from Service set forth herein and/or under any other agreement with the Company are deemed to be “deferred compensation”, then to the extent delayed commencement of any portion of such payments is required in order to avoid a prohibited distribution under Section 409A(a)(2)(B)(i) and the related adverse taxation under Section 409A, such payments will not be provided to you prior to the earliest of (i) the expiration of the six-month period measured from the date of the Separation from Service with the Company, (ii) the date of your death or (iii) such earlier date as permitted under Section 409A without the imposition of adverse taxation. On the first business day following the expiration of such applicable Section 409A(a)(2)(B)(i) period, all payments deferred under this paragraph will be paid in a lump sum, and any remaining payments due will be paid as otherwise provided herein or in the applicable agreement.
BENEFITS: You will be eligible to participate in the Volcano benefits program.
Volcano is an “at will” employer. Accordingly, both you and Volcano have the right to terminate your employment at any time for any reason, with or without cause, and with or without notice. This at-will employment relationship cannot be changed except in a writing signed by the CEO of the Company. Similarly, promotions, transfers, demotions, suspensions and employee discipline may be implemented by Volcano at any time for any reason, with or without cause, and with or without notice. Volcano may also change your position, duties, and work location, and may modify your compensation and benefits from time to time, in its sole discretion. Should any dispute subsequently develop between you and the Company relating to your employment, any such dispute will be required to be submitted to binding arbitration with the American Arbitration Association (“AAA”) under the then existing Employment Arbitration Rules of the AAA.
Your employment is contingent on successfully passing a drug test. The test will be conducted by a laboratory selected and paid for by the Company. Enclosed is more information on location of lab facilities and Drug Testing Custody and Control Form. Within 72 hours of acceptance and receipt of offer packet, you are asked to visit a Quest Diagnostics or Pembrooke lab with the Control Form to complete your test. In addition to successfully passing a drug test, your employment is contingent on reference checks, education verification, receipt of your Employment Application, our confirming the background and employment history that you have provided, and your signing of the Proprietary Information and Inventions Agreement, which prohibits unauthorized use or disclosure of Company proprietary information. As required by United States.
Your employment agreement with Volcano consists of this offer letter, the enclosed Relocation Agreement and the Proprietary Information and Inventions Agreement. These terms supersede any other agreements or promises made to you by anyone, whether oral or written.
We would like to have your decision regarding this offer by March 29, 2013. We feel you have the ability to make valuable contributions to our team and look forward to a successful working relationship.
John, we sincerely feel that Volcano can provide you with the opportunity to achieve rewarding results for both you and the Company. To finalize this offer, please indicate your acceptance by electronic signature.
Sincerely,
Scott Huennekens
President and CEO
Volcano Corporation
I hereby accept employment with Volcano Corporation on the terms and conditions set forth above.

John Onopchenko Date